Exhibit 10.2
EXECUTION COPY
          THIRD AMENDMENT dated as of March 12, 2010 (this “Amendment”) to the Five-Year Secured Letter of Credit Facility Agreement dated as of March 12, 2007, as amended by the First Amendment dated October 25, 2007 and as amended by the Second Amendment dated July 24, 2009 (the “Five-Year Facility Agreement”) (each as heretofore amended, supplemented or otherwise modified, the “Credit Agreement”), among VALIDUS HOLDINGS, LTD. (the “Company”), VALIDUS REINSURANCE, LTD. (“Validus Re” and collectively with the Company, the “Account Parties”), the LENDERS from time to time party thereto and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
          WHEREAS, the Account Parties and the Required Lenders have agreed, on the terms and subject to the conditions set forth herein, to amend the Credit Agreement in the manner set forth herein;
          NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          SECTION 1. Defined Terms. Capitalized terms used and not defined herein have the meanings given to them in the Credit Agreement (as amended hereby).
          SECTION 2. Amendments to the Credit Agreement. Effective as of the Third Amendment Effective Date (as defined below), the Credit Agreement is hereby amended as follows:
          (a) Section 1.01 of the Credit Agreement is amended to add the following definitions thereto in appropriate alphabetical order and, where applicable, delete and replace in their entirety the corresponding previously existing definitions:
     “Change of Control” means (a) Validus Re or any other Account Party ceasing to be a Wholly-Owned Subsidiary of the Company, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Company, or (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.
     “Consolidated Indebtedness” means, as of any date of determination, all Indebtedness (other than (a) Indebtedness described in clause (i) of the definition thereof that does not constitute bonds, debentures, notes or similar instruments that are generally recourse with respect to the Company and its Subsidiaries, (b) obligations (contingent or otherwise) in respect of undrawn letters of credit and (c) Indebtedness that is non-recourse with respect to the Company and its Subsidiaries) of the Company and its Subsidiaries. For the avoidance of doubt, “Consolidated Indebtedness” shall not include contingent obligations of the Company or any Subsidiary as an account party or applicant in respect of any Guarantee unless such Guarantee supports an obligation that constitutes Indebtedness.
     “Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent in good faith, that has (a) failed to fund any portion of its participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder unless such Lender’s failure to fund such participation is based on such Lender’s reasonable determination that the conditions precedent to funding such participation under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination, (b) notified the Company, the Administrative Agent, the LC Issuer or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit, (c) failed, within (3) three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective participations in then outstanding Letters of Credit unless subject to a good faith dispute based on such Lender’s reasonable determination that the conditions precedent to funding such participation under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination, provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a Governmental Authority or an instrumentality thereof.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid and treated as interest expense under GAAP, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current ordinary course trade accounts payable), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that the amount of Indebtedness of such Person shall be the lesser of (i) the fair market value of such property at such date of determination (determined in good faith by the Company) and (ii) the amount of such Indebtedness of such other Person, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations (or to the extent netting is permitted under the applicable agreement governing such Capital Markets Products and such netting is limited with respect to the counterparty or counterparties of such agreement, all net termination obligations) of such Person under transactions in Capital Markets Products and (j) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; provided that, Indebtedness shall not include any preferred (including without limitation trust preferred) or preference securities or Hybrid Capital, in each case issued by the Company, to the extent such preferred or preference securities or Hybrid Capital would be treated as equity issued by the Company under the applicable procedures and guidelines of S&P as of the date hereof. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness shall not include (v) current trade payables (including current payables under insurance contracts and current reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business, (w) obligations and Guarantees of Regulated Insurance Companies with respect to Policies, (x) obligations and Guarantees with respect to products underwritten by Regulated Insurance Companies in the ordinary course of business, including insurance and reinsurance policies, annuities, performance and surety bonds, assumptions of liabilities and any related contingent obligations and (y) Reinsurance Agreements and Fronting Arrangements and Guarantees thereof entered into by any Regulated Insurance Company in the ordinary course of business.
     “Insurance Licenses” means the material licenses (including licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business held by any Regulated Insurance Company.
     “IPC” means Validus Amalgamation Subsidiary, Ltd., a company organized under the laws of Bermuda and successor by amalgamation to IPC Holdings, Ltd.
     “Lloyd’s LC Facility” means that certain amended and restated letter of credit facility agreement, dated as of November 19, 2009, between the Company and Talbot Holdings Ltd. and Lloyds TSB Bank plc and ING Bank N.V., London Branch providing for the issuance of letters of credit in support of obligations of Talbot Holdings Ltd. under its 2010 and 2011 underwriting years’ letter of credit facility procurement agreements and capital stock arrangements with Talbot 2002 Underwriting Capital Ltd. 2002 in an aggregate principal amount of up to $25,000,000 at any time outstanding (the “FAL Facility Agreement”) and any modifications, amendments, restatements, waivers, extensions, renewals, replacements or refinancings thereof; provided that any such modifications, amendments, waivers, extensions, renewals, replacements or refinancings be on terms which, when taken together as a whole, are not adverse in any material respect to the interests of the Lenders, as compared to those contained in the FAL Facility Agreement.
     “Minimum Consolidated Net Worth Amount” means, at any time, an amount which initially shall be equal to $2,925,590,000, and which amount shall be increased as follows: (i) immediately following the last day of each fiscal quarter (commencing with the fiscal quarter ended December 31, 2009) by an amount (if positive) equal to 50% of the Net Income for such fiscal quarter and (ii) by 50% of the aggregate increases in the consolidated shareholders’ equity of the Company during such fiscal quarter by reason of the issuance and sale of common Equity Interests of the Company, including upon any conversion of debt securities of the Company into such Equity Interests.
     “Permitted Subsidiary Indebtedness” means:
     (a) Indebtedness of any Subsidiary of the Company under the Credit Documents or existing on the date hereof and listed on Schedule 3.14 and extensions, renewals and replacements of any such Indebtedness, provided that such extending, renewal or replacement Indebtedness (i) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced, (ii) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and reasonable refinancing or renewal fees, costs and expenses), (iii) shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being extended, renewed or replaced and (iv) shall be subordinated to the Guaranteed Obligations on terms (if any) at least as favorable to the Lenders as the Indebtedness being extended, renewed or replaced;
     (b) Indebtedness of any Subsidiary of the Company incurred in the ordinary course of business in connection with any Capital Markets Product that are not entered into for speculative purposes;
     (c) Indebtedness owed by Subsidiaries of the Company to the Company or any of its Subsidiaries;
     (d) Indebtedness of any Subsidiary of the Company incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by any Subsidiary of the Company in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $10,000,000 at any time outstanding;
     (e) Indebtedness of any Subsidiary of the Company in respect of letters of credit issued to reinsurance cedents, or to lessors of real property in lieu of security deposits in connection with leases of any Subsidiary of the Company, in each case in the ordinary course of business;
     (f) Indebtedness of any Subsidiary of the Company incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;
     (g) Indebtedness of any Designated Subsidiary Account Parties under the Three-Year Unsecured Letter of Credit Facility;
     (h) Indebtedness representing installment insurance premiums owing by the Company or any Subsidiary in the ordinary course of business in respect of the liability insurance, casualty insurance or business interruption insurance maintained by the Company or any Subsidiary, in each case in respect of their properties and assets (but excluding, for the avoidance of doubt, any insurance or reinsurance provided or obtained by the Company or any Subsidiary in connection with performing its Insurance Business or managing risk in respect thereof); and
     (i) without duplication, additional Indebtedness of Subsidiaries of the Company not otherwise permitted under clauses (a) through (h) of this definition which, when added to the aggregate amount of all Liens (other than with respect to Indebtedness incurred pursuant to this clause (i)) incurred by the Company pursuant to Section 6.03(w), shall not exceed at any time outstanding 5% of Consolidated Net Worth at the time of incurrence of any new Indebtedness under this clause (i); provided that immediately after giving effect (including pro forma effect) to the incurrence of any Indebtedness pursuant to this clause (i), no Event of Default shall have occurred and be continuing.
     “Significant Insurance Subsidiary” means a Regulated Insurance Company which is also a Significant Subsidiary.
     “Significant Subsidiary” means (a) Validus Re, (b) Talbot Holdings Ltd. and (c) each other Subsidiary of the Company that either (i) as of the end of the most recently completed fiscal year of the Company for which audited financial statements are available, has assets that exceed 10% of the total consolidated assets of the Company and all of its Subsidiaries as of the last day of such period or (ii) for the most recently completed fiscal year of the Company for which audited financial statements are available, has revenues that exceed 10% of the consolidated revenue of the Company and all of its Subsidiaries for such period; provided that, if at any time the aggregate amount of the total consolidated assets of the Company and all of its Subsidiaries or the consolidated revenue of the Company and all of its Subsidiaries attributable to Subsidiaries that are not Significant Subsidiaries exceeds fifteen percent (15%) of the total consolidated assets of the Company and all of its Subsidiaries as of the end of any such fiscal year or fifteen percent (15%) of the consolidated revenue of the Company and all of its Subsidiaries for any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten days, the Administrative Agent) shall designate sufficient Subsidiaries as “Significant Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Significant Subsidiaries.
     “Talbot Facility” means the $60,000,000 three-year revolving credit facility agreement, dated on or about the Effective Date, between the Company and Talbot Holdings Ltd. and Lloyds TSB Bank plc and any modifications, amendments, restatements, waivers, extensions, renewals, replacements or refinancings thereof; provided that any such modifications, amendments, waivers, extensions, renewals, replacements or refinancings be on terms which, when taken together as a whole, are not adverse in any material respect to the interests of the Lenders.
     “Three-Year Unsecured Letter of Credit Facility” means the $340,000,000 unsecured letter of credit facility among the Company, Validus Re, various Designated Subsidiary Account Parties, JPMorgan Chase Bank, N.A., as administrative agent, and one or more lenders entered into on March 12, 2010, including the related collateral and security documents and other instruments and agreements executed in connection therewith, and amendments, renewals, replacements, refinancings and restatements to any of the foregoing (provided that the principal amount thereof shall not exceed $340,000,000 or, if increased in accordance with its terms, $400,000,000, plus reasonable refinancing costs, fees and expenses).
          (b) Section 1.01 of the Credit Agreement is amended to delete in its entirety the definitions of “IPO” and “Permitted Investors” therefrom.
          (c) The definition of “Net Worth” appearing in Section 1.01 of the Credit Agreement is amended to delete the reference to “2006” and replace it with “2009”.
          (d) Section 1.03 of the Credit Agreement is amended to add the following sentence at the end thereof:
          “Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein to calculate compliance with Sections 6.10 and 6.11 shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Consolidated Indebtedness of the Company or any Subsidiary at “fair value”, as defined therein.”
          (e) Section 2.12(f) of the Credit Agreement is amended by adding the following sentence at the beginning thereof:

          “(f) If a Lender or the Administrative Agent shall determine, in its sole discretion, that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes paid by any Account Party pursuant to this Section 2.12, such Lender or the Administrative Agent, as applicable, shall promptly notify such Account Party of the availability of such refund claim and, if the Lender or the Administrative Agent, as applicable, determines in its sole discretion that making a claim for refund will not have an adverse effect on its Taxes or business operations, shall, within 60 days after receipt of a request by such Account Party and at the Company’s expense, make a claim to such Governmental Authority for such refund.”
          (f) Section 2.14(b) of the Credit Agreement is amended to delete the word “each” appearing immediately prior to the phrase “Account Party” the first time such phrase appears and replacing such word with the word “any”.
          (g) Section 2.16 is hereby amended and restated in its entirety as follows:
          “Section 2.16 Additional Commitments. (a) The Company shall have the right, at any time and from time to time, after the Effective Date and prior to the Commitment Expiration Date to request (so long as no Default or Event of Default is then in existence or would result therefrom) on one or more occasions that one or more existing Lenders (and/or one or more other Eligible Persons which will become Lenders as provided pursuant to clause (v) below) provide Additional Commitments; it being understood and agreed, however, that (i) no existing Lender shall be obligated to provide an Additional Commitment as a result of any request by the Company, (ii) any existing Lender may provide an Additional Commitment without the consent of any other Lender, (iii) (A) each provision of Additional Commitments on a given date pursuant to this Section 2.16 shall be in a minimum aggregate amount (for all Additional Commitment Lenders (including, in the circumstances contemplated by clause (v) below, Eligible Persons who will become Additional Commitment Lenders) of at least $25,000,000 (or such lesser amount as is acceptable to the Administrative Agent) and (B) the aggregate Commitments for all Lenders hereunder shall not exceed $700,000,000, (iv) all up-front fees payable to any Additional Commitment Lender shall be as set forth in the relevant Additional Commitment Agreement, (v) the Company may request Additional Commitments from Eligible Persons which are reasonably acceptable to the Administrative Agent and each Fronting Lender, (vi) all Additional Commitments provided on a given date pursuant to this Section 2.16 shall have the same terms and conditions as all then existing Commitments (other than with respect to upfront fees) and shall be added to such existing Commitments in accordance with clause (b) of this Section 2.16 below and (vii) all actions taken by the Account Party pursuant to this Section 2.16 shall be done in coordination with the Administrative Agent. No consent of any Lender (other than the Lenders providing the Additional Commitments) shall be required for any Additional Commitments made pursuant to this Section 2.16.
          (b) The effectiveness of Additional Commitments pursuant to this Section 2.16 shall be subject to the occurrence of the following: (i) the Company, each Designated Subsidiary Account Party, the Administrative Agent and each existing Lender or Eligible Person, as the case may be, which agrees to provide an Additional Commitment (each, an “Additional Commitment Lender”) shall have executed and delivered to the Administrative Agent an Additional Commitment Agreement substantially in the form of Exhibit E or such other form reasonably acceptable to the Administrative Agent, subject to such modifications in form and substance reasonably satisfactory to the Administrative Agent as may be necessary or appropriate (with the effectiveness of such Additional Commitment Lender’s Additional Commitment to occur upon delivery of such Additional Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith and the satisfaction of the other conditions set forth in this Section 2.16 to the reasonable satisfaction of the Administrative Agent), (ii) all Several Letters of Credit outstanding at such time shall have been returned by each respective beneficiary thereunder to the respective Issuing Agent and shall either have been cancelled and/or exchanged for new or amended Several Letters of Credit which give effect to such Additional Commitments, and such Additional Commitment Lenders, (iii) if such Additional Commitment Lender is not a United States person (as such term is defined in Section 7701(a)(3) of the Code) for U.S. Federal income tax purposes or would otherwise constitute a Foreign Lender, such Additional Commitment Lender shall have provided to the Company the appropriate documentation described in Section 2.12(e), (iv) the Company and each Designated Subsidiary Account Party shall have delivered to the Administrative Agent resolutions authorizing the incurrence of the obligations to be incurred pursuant to each Additional Commitment, and (v) the Company and each Designated Subsidiary Account Party shall have delivered to the Administrative Agent an opinion, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Company and such Designated Subsidiary Account Party reasonably satisfactory to the Administrative Agent and dated such date, covering certain matters similar to those set forth in the opinions of counsel delivered to the Lenders on the Effective Date pursuant to Section 4.01(b) and such other matters as the Administrative Agent may reasonably request. The Administrative Agent shall promptly notify each Lender as to the occurrence of each Additional Commitment Date, and (x) on each such date, the Total Commitment under, and for all purposes of, this Agreement and each other Credit Document shall be increased by the aggregate amount of such Additional Commitments and (y) on each such date, the Commitment Schedule shall be deemed modified to reflect the revised Commitments of each affected Lender.”
          (h) Section 3.01 of the Credit Agreement is hereby amended to insert the word “Significant” immediately prior to the word “Subsidiaries” appearing therein.
          (i) Section 3.04 of the Credit Agreement is hereby amended to insert the word “Significant” immediately following the phrase “to the best knowledge of the Company or any of its” appearing therein.
          (j) Section 3.08 of the Credit Agreement is hereby amended and restated in its entirety as follows:
          “Section 3.08. True and Complete Disclosure; Projections and Assumptions. All factual information (taken as a whole) heretofore or contemporaneously furnished by the Company or any of its Subsidiaries to the Administrative Agent or any Lender (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other factual information (taken as a whole with all other such information theretofore or contemporaneously furnished) hereafter furnished by any such Persons to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole with all other such information theretofore or contemporaneously furnished) not materially misleading at such time in light of the circumstances under which such information was provided; provided that with respect to projections, the Company or the applicable Designated Subsidiary Account Party represents only that the projections contained in such materials are based on good faith estimates and assumptions believed by the Company to be reasonable and attainable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Company’s control and that actual results during the period or periods covered by any such projections may materially differ from the projected results.”
          (k) Section 3.09 of the Credit Agreement is hereby amended to (i) delete each reference to “2006” appearing therein and to replace each such reference with “2009” and (ii) delete the word “Borrower” appearing therein and replace such word with the word “Company”.
          (l) Section 3.12(a) is hereby amended to (i) delete the word “and” appearing at the end of clause (ii) thereof and replace such word with a comma and (ii) add the following at the end of the first sentence thereof:
          “and (iv) specifying if such Subsidiary is a Significant Subsidiary.”
          (m) Section 3.12(b) is hereby amended to insert the word “Significant” immediately prior to the word “Subsidiaries” appearing therein.
          (n) Section 3.13 of the Credit Agreement is hereby amended to insert the word “Significant” immediately prior to the word “Subsidiaries” appearing therein.
          (o) Section 3.14 of the Credit Agreement is hereby amended to insert the word “Significant” immediately prior to the word “Subsidiaries” appearing therein.
          (p) Section 3.15 of the Credit Agreement is hereby amended to insert the word “Significant” immediately prior to each reference to “Subsidiaries” appearing therein.
          (q) Section 3.16 of the Credit Agreement is hereby amended and restated in its entirety as follows:
          “Section 3.16 Insurance Licenses. There is (i) no Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) no sustainable basis for such a suspension, revocation or limitation, and (iii) no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority, that, in each instance under (i), (ii) and (iii) above and either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.”
          (r) Section 3.17 of the Credit Agreement is hereby amended to delete the reference to “Regulated Insurance Company” appearing therein and to replace such reference with the phrase “Significant Insurance Subsidiary”.
          (s) Section 3.19 of the Credit Agreement is hereby amended to insert the word “Significant” immediately prior to each reference to “Subsidiaries” or “Subsidiary” appearing therein.
          (t) Articles V and VI of the Credit Agreement are hereby amended to delete the word “irrevocably” appearing in each of the preambles thereto.
          (u) Section 5.01(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
          “(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 5.01(a) and 5.01(b), a certificate of a Financial Officer of the

Company (i) certifying that no Default or Event of Default has occurred or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the provisions of Sections 6.10 and 6.11, as at the end of such fiscal year or quarter, as the case may be, (iii) certifying that the Regulated Insurance Companies have maintained adequate reserves and (iv) stating whether any change in GAAP or in the application thereof has occurred since December 31, 2009 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; it being agreed that a certificate in a form substantially similar to the Covenant Compliance Calculations delivered by the Company under the Existing LC Facility on November 30, 2006 with respect to the fiscal period ended September 30, 2006 is acceptable to the Administrative Agent for purposes hereof.”
     (v) Section 5.01(e) of the Credit Agreement is hereby amended to delete the first reference to “the Company” appearing therein and replace such reference with the phrase “an Authorized Officer.”
          (w) Section 5.01(h) of the Credit Agreement is hereby amended to delete each reference to “Regulated Insurance Company” appearing therein and to replace each such reference with “Significant Insurance Subsidiary”.
          (x) Section 5.01(k) of the Credit Agreement is hereby amended to insert the following phrase at the end thereof:
          “(including, without limitation, information specifying Insurance Licenses and other information related thereto).”
          (y) Section 5.05 of the Credit Agreement is hereby amended to insert the word “Significant” immediately prior to each reference to “Subsidiary” or “Subsidiaries” appearing therein.
          (z) Section 5.06 of the Credit Agreement is hereby amended to insert the word “Significant” immediately prior to the word “Subsidiary” appearing therein.
          (aa) Section 5.08 of the Credit Agreement is hereby amended to insert the word “Significant” immediately prior to the word “Subsidiaries” appearing therein.
          (bb) Section 5.09 of the Credit Agreement is hereby amended to insert the word “Significant” immediately prior to the word “Subsidiaries” appearing therein.
          (cc) Section 6.01 of the Credit Agreement is hereby amended delete the second sentence thereof in its entirety.
          (dd) Section 6.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:
          “Section 6.02 Consolidations, Mergers and Sales of Assets. The Company will not, and will not permit any of its Subsidiaries to, consolidate or merge with or into any other Person, or permit any other Person to merge into or consolidate with it; provided that, in each case subject to compliance with Section 6.16, (i) the Company may merge with another Person, if (x) the Company is the entity surviving such merger and (y) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing, (ii) any

Subsidiary may merge, consolidate or amalgamate with or into another Person, if (x) such Subsidiary survives (or, in the case of an amalgamation, continues immediately following) such merger, consolidation or amalgamation and (y) immediately after giving effect to such merger, consolidation or amalgamation, no Default or Event of Default shall have occurred and be continuing, (iii) Wholly-Owned Subsidiaries of the Company may merge with one another provided that if one of such Subsidiaries is a Designated Subsidiary Account Party and the other is not, then the Designated Subsidiary Account Party must be the surviving entity of such merger and (iv) a Subsidiary (other than a Designated Subsidiary Account Party) of the Company may merge or consolidate with any other Person if immediately after giving effect to such merger no Default or Event of Default shall have occurred and be continuing. In addition, the Company will not, nor will it permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (each, a “Disposition”), except (a) (1) such dispositions by the Company or any of its Subsidiaries of any of their respective properties or assets to the Company or any Wholly-Owned Subsidiary of the Company and (2) such dispositions by IPC or any of its Subsidiaries of any of their respective properties or assets to IPC or any of its other Subsidiaries, (b) subject to Section 5.05, the dissolution or winding up of any Subsidiary other than a Designated Subsidiary Account Party, (c) Dispositions of used, worn out, obsolete or surplus property of the Company or any Subsidiary in the ordinary course of business and the assignment, cancellation, abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and the Subsidiaries, taken as a whole; (d) licenses (as licensor) of intellectual property so long as such licenses do not materially interfere with the business of the Company or any of its Subsidiaries; (e) Dispositions of cash, cash equivalents and investment securities (including pursuant to any securities lending arrangements permitted by clause (u) of Section 6.03 and including in connection with the posting of collateral (or the realization thereof) under the Three-Year Unsecured Letter of Credit Facility, the Lloyd’s LC Facility or the IPC Facilities), (f) releases, surrenders or waivers of contracts, torts or other claims of any kind as a result of the settlement of any litigation or threatened litigation; (g) the granting or existence of Liens permitted under this Agreement; (h) leases or subleases of real property so long as such leases or subleases do not materially interfere with the business of the Company and its Subsidiaries, taken as a whole, (i) Dividends permitted under Section 6.08, (j) ceding of insurance or reinsurance in the ordinary course of business, (k) other Dispositions of assets with a fair market value (as reasonably determined by the board of directors or senior management of the Company) which in the aggregate do not exceed 10% of the lesser of the book or fair market value of the property and assets of the Company determined on a consolidated basis as of the last day of the previous fiscal year of the Company; provided that immediately after giving effect (including pro forma effect) to any Disposition made pursuant to this clause (k), no Event of Default shall have occurred and be continuing and (l) Dispositions of investments made pursuant to Section 6.16(g); provided that, for the avoidance of doubt, Dispositions of Collateral shall only be made to the extent permitted under Section 4.04 of the Security Agreement and this Section 6.02(l) shall not serve as a waiver or modification of the requirements under Section 2.10(b).”
          (ee) Section 6.03 of the Credit Agreement is hereby amended to (i) delete the word “and” appearing at the end of clause (u) thereof, (ii) change clause (v) thereof to clause (w) thereof and (iii) add the following as a new clause (v) thereof:
          “(v) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by clause (h) of the definition of “Permitted Subsidiary Indebtedness”; and”

          (ff) Clause (p) of Section 6.03 is hereby amended to add “and the Three-Year Unsecured Letter of Credit Facility Agreement” at the end thereof.
          (gg) Clause (r) of Section 6.03 of the Credit Agreement is hereby amended to delete the reference to “Section 6.03(v)” appearing therein and to replace such reference with “Section 6.03(w)”.
          (hh) Clause (w) of Section 6.03 of the Credit Agreement is hereby amended to (i) delete each reference to “clause (v)” appearing therein and to replace each such reference with “clause (w)” and (ii) delete the reference to “clause (h)” appearing therein and to replace such reference with “clause (i)”.
          (ii) Section 6.04 of the Credit Agreement is hereby amended and restated in its entirety as follows:
          “Section 6.04. Indebtedness. (a)The Company will not create, incur, assume or permit to exist any Indebtedness, or become or remain liable (contingent or otherwise) to do any of the foregoing, except for the Indebtedness under the Credit Documents or the Three-Year Unsecured Letter of Credit Facility or the Lloyd’s LC Facility or the Talbot Facility and other Indebtedness which is either pari passu with, or subordinated in right of payment to, such Indebtedness (it being understood that unsecured Indebtedness is not subordinate to secured Indebtedness solely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate to Indebtedness that is so guaranteed solely because it is not so guaranteed).
          (b) The Company will not permit any of its Subsidiaries to create, incur, assume or permit to exist any Indebtedness, or become or remain liable (contingent or otherwise) to do any of the foregoing, except for Permitted Subsidiary Indebtedness, the Lloyd’s LC Facility and the Talbot Facility.”
          (jj) Section 6.06 of the Credit Agreement is hereby amended and restated in its entirety as follows:
          “Section 6.06. Issuance of Stock. The Company will not permit any of its Subsidiaries to directly or indirectly issue, sell, assign, pledge, or otherwise encumber or dispose of any shares of their preferred or preference equity securities or options to acquire preferred or preference equity securities. For the avoidance of doubt, this Section 6.06 does not relate to the issuance or sale of ordinary or common equity or options relating thereto.”
          (kk) Section 6.09 of the Credit Agreement is hereby amended to (i) delete the word “and” appearing at the end of clause (iv) thereof, (ii) change clause (v) thereof to clause (vi) thereof and (iii) adding the following as a new clause (v) thereof:
          “(v) loans and advances to officers and directors made in the ordinary course of business and in compliance with Section 6.16 and”
          (ll) Section 6.12 of the Credit Agreement is hereby amended to (i) delete the phrase “after the execution and delivery thereof,” appearing in clause (xii) thereof and (ii) insert the following at the end of clause (xiv) thereof:
          “or the Talbot Facility or under any other secured Indebtedness permitted under Sections 6.03 and 6.04 so long as such encumbrances and restrictions are customary for such Indebtedness and are no more restrictive, taken as a whole, than the comparable encumbrances and restrictions set forth in the Credit Documents as determined in the good faith judgment of the board of directors of the Company.”
          (mm) Section 6.16 of the Credit Agreement is hereby amended and restated in its entirety as follows:
          “Section 6.16. Investments, Loans, Advances and Guarantees. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each, an “Investment”), except for:
(a) Cash Equivalents and Eligible Securities;
(b) Investments existing on the date hereof and set forth on Schedule 6.16;
(c) investments by the Company or its Subsidiaries in the capital stock of its direct or indirect subsidiaries;
(d) loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary;
(e) Guarantees constituting Indebtedness permitted by Section 6.04;
(f) intercompany Indebtedness permitted under Section 6.04;
(g) Investments that are not permitted by any other clause of this Section 6.16 and that, in the aggregate, do not exceed 30% of Consolidated Net Worth at the time of the making of any new Investment under this clause (g), provided that immediately after giving pro forma effect to any such Investment, no Default shall have occurred and be continuing;
(h) payroll, travel and similar advances to directors, officers and employees of the Company or any Subsidiary that are made in the ordinary course of business; and
(i) Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary and any modification, replacement, renewal or extension thereof.
For purposes of covenant compliance with Section 6.16(g), the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.”

          (nn) Section 7.04 of the Credit Agreement is hereby amended and restated in its entirety as follows:
          “Section 7.04. Default under other Agreements. (a) The Company, any Designated Subsidiary Account Party, any Regulated Insurance Company or any Significant Subsidiary shall (i) default in any payment with respect to Indebtedness (other than any Indebtedness hereunder but including Indebtedness under the Three-Year Unsecured Letter of Credit Facility) in excess of $50,000,000 individually or in the aggregate, for the Company and its Subsidiaries or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit (after the expiration of any applicable grace period provided in the applicable agreement or instrument under which such Indebtedness was created) the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with or without the giving of notice, the lapse of time or both), any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; (b) an “Event of Default”, as defined under the Three-Year Unsecured Letter of Credit Facility, shall have occurred and be continuing; or (c) Indebtedness of one or more of the Persons listed in clause (a) above in excess of $50,000,000 shall be declared to be due and payable or required to be prepaid, other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the scheduled maturity thereof; or”
          (oo) Section 7.05 of the Credit Agreement is hereby amended and restated in its entirety as follows:
          “Section 7.05. Bankruptcy, etc. The Company, any Designated Subsidiary Account Party, any Regulated Insurance Company or any Significant Subsidiary shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any such Person and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any such Person or any such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator, administrator or liquidator or other similar official in any jurisdiction (collectively, a “conservator”) of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration, liquidation, rehabilitation, supervision, conservatorship or similar law of any jurisdiction or the Bermuda Companies Law whether now or hereafter in effect relating to any such Person; or any such proceeding is commenced against any such Person and such proceeding is not dismissed within 60 days; or any such Person is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any such Person suffers any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or any such Person makes a general assignment for the benefit of creditors; or any corporate action is taken by any such Person for the purpose of effecting any of the foregoing; or”

          (pp) Section 7.07 of the Credit Agreement is hereby amended to delete the phrase “material subsidiary of Validus Re” appearing therein and to replace such phrase with “Significant Subsidiary.”
          (qq) Clause (a)(i) of Section 10.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
          “(i) if to the Company, (x) to it at Validus Holdings, Ltd., 29 Richmond Road, Pembroke HM08 Bermuda, Attention: Chief Financial Officer (Facsimile: (441) 278-9090) and (y) with a copy (in the case of a notice of a Default) to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 Attention: Steven Messina (Facsimile: (917) 777-3509);”
     (rr) Clause (a)(iii) of Section 10.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
          “(iii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, Houston, Texas 77002, Attention of Christina Masroor (Facsimile No. (713) 750-2223; e-mail: Christina.m.masroor@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, 36th Floor, New York, New York 10172, Attention of Brijendra Grewal (Facsimile No. (917) 456-3256; e-mail: brijendra.s.grewal@jpmorgan.com); and”
     (ss) Section 10.03(b) is hereby amended and restated in its entirety as follows:
          “(b) Each Account Party jointly and severally agrees to indemnify the Agents, the Joint Lead Arrangers and Joint Bookrunners and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for such Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or any other transactions contemplated hereby, (ii) any Letter of Credit or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such Indemnitee is a party thereto or whether such claim, litigation, investigation or proceeding is brought by the Company or any of its Subsidiaries or a third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee.”
          (tt) Section 10.09(b) is hereby amended to add the phrase “non-” immediately prior to the word “exclusive” appearing therein.
          SECTION 3. Representations and Warranties. Each Account Party hereby represents and warrants to the Lenders that as of the Third Amendment Effective Date and after giving effect hereto:

     (a) this Amendment has been duly authorized, executed and delivered by such Account Party, and each of this Amendment and the Credit Agreement (as amended hereby) constitute such Account Party’s legal, valid and binding obligation, enforceable against it in accordance with its terms,
     (b) no Default or Event of Default has occurred and is continuing,
     (c) all representations and warranties of such Account Party contained in the Credit Agreement (as amended hereby) and the other Credit Documents (excluding those set forth in Section 3.09(b) of the Credit Agreement) are true and correct in all material respects on and as of the date hereof (except with respect to representations and warranties expressly made only as of an earlier date, which representations were true and correct in all material respects as of such earlier date), and
     (d) Validus Re and IPCRe Limited and each other Significant Insurance Subsidiary that is material to the Company and its Subsidiaries, taken as a whole, has in effect a current financial strength rating of no less than “A-” from A.M. Best Company, Inc. (or its successor) to the extent rated by A.M. Best Company, Inc.
          SECTION 4. Effectiveness. This Amendment shall become effective, with respect to the Credit Agreement, as of the first date (the “Third Amendment Effective Date”) on which the Administrative Agent shall have received counterparts hereof duly executed and delivered by each of the Account Parties and the Required Lenders as defined in the Credit Agreement.
          SECTION 5. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Account Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. This Amendment shall constitute a Credit Document. All representations and warranties made by each Account Party herein shall be deemed made under the Credit Agreement with the same force and effect as if set forth in full therein. On and after the Third Amendment Effective Date, any reference to the Credit Agreement contained in the Credit Documents shall mean the Credit Agreement as modified hereby.
          SECTION 6. Expenses. The Account Parties agree to pay and reimburse the Administrative Agent (and its applicable affiliates) for its fees and reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel.
          SECTION 7. Governing Law; Counterparts. (a) This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.
          (b) This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile or other electronic imaging means of the relevant executed signature pages hereof.
          SECTION 8. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

VALIDUS HOLDINGS, LTD.
By:	/s/ Joseph E. (Jeff) Consolino
	Name:	Joseph E. (Jeff) Consolino
	Title:	Executive Vice President & Chief Financial Officer

VALIDUS REINSURANCE, LTD.
By:	/s/ Jeff Sangster
	Name:	Jeff Sangster
	Title:	Chief Financial Officer

Third Amendment to Five-Year Secured Letter of Credit Facility Agreement

JP MORGAN CHASE BANK, N.A., individually as a Lender, as Administrative Agent and Sole Issuing Agent,
By:	/s/ Melvin D. Jackson
	Name:	Melvin D. Jackson
	Title:	Vice President

Third Amendment to Five-Year Secured Letter of Credit Facility Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By:	/s/ John McGill
	Name:	John McGill
	Title:	Director

By:	/s/ Michael Campites
	Name:	Michael Campites
	Title:	Director

Third Amendment to Five-Year Secured Letter of Credit Facility Agreement

THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York) as a Lender
By:	/s/ Michael Pensari
	Name:	Michael Pensari
	Title:	V.P.

Third Amendment to Five-Year Secured Letter of Credit Facility Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK as a Lender
By:	/s/ Charles Kornberger
	Name:	Charles Kornberger
	Title:	Managing Director

By:	/s/ Walter Jay Buckley
	Name:	Walter Jay Buckley
	Title:	Managing Director

Third Amendment to Five-Year Secured Letter of Credit Facility Agreement

ING BANK N.V., LONDON BRANCH as a Lender
By:	/s/ M E R Sharman
	Name:	M E R Sharman
	Title:	Managing Director

By:	/s/ N Haffner
	Name:	N Haffner
	Title:	Director

Third Amendment to Five-Year Secured Letter of Credit Facility Agreement

THE BANK OF NOVA SCOTIA as a Lender
By:	/s/ David L. Mahmood
	Name:	David L. Mahmood
	Title:	Managing Director

Third Amendment to Five-Year Secured Letter of Credit Facility Agreement

COMERICA BANK as a Lender
By:	/s/ Chatphet Saipetch
	Name:	Chatphet Saipetch
	Title:	Vice President

Third Amendment to Five-Year Secured Letter of Credit Facility Agreement